EXHIBIT 5.1

[WEYERHAEUSER COMPANY LETTERHEAD]

March 1, 2007

Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, Washington 98063-9777

Re:	Registration Statement on Form S-8 of Shares of Common Stock,

par value $1.25 per share, of Weyerhaeuser Company

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 pursuant to the Securities Act of 1933, as amended (the “Act”), which is being filed with the Securities and Exchange Commission by Weyerhaeuser Company, a Washington corporation (the “Company”), on or about March 1, 2007 (the “Registration Statement”) relating to the registration of interests in the Weyerhaeuser Company Investment Growth Plan, the Weyerhaeuser Company Hourly 401(k) Plan – Number One, the Weyerhaeuser Company Hourly 401(k) Plan – Number Two and the NORPAC Hourly 401(k) Plan (collectively, the “Plans”) and related Weyerhaeuser Company Common Stock, which may be sold pursuant to the Plans. The shares of Common Stock issued pursuant to the Plans may be either issued directly from the Company or purchased on the open market. This opinion is limited to those shares of Common Stock that may be originally issued (the “Shares”).

I have examined and am familiar with the Registration Statement, the Plans and such documents and records of the Company and other documents as I have deemed necessary for the purpose of this opinion. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies and the genuineness of all signatures.

Based upon and subject to the foregoing and giving regard to legal considerations I deem relevant, I am of the opinion that the Shares have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such Shares and the issuance and sale thereof by the Company in accordance with the terms of the Plans, and the receipt of consideration therefore in accordance with the terms of the Plans, such Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Lorrie D. Scott

Lorrie D. Scott,

Senior Legal Counsel